Company Contact: Michael J. Fitzpatrick Chief Financial Officer OceanFirst Financial Corp. Tel: (732) 240-4500, ext. 7506 Fax: (732) 349-5070 Email: Mfitzpatrick@oceanfirst.com	Exhibit 99.1

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES STRONGER QUARTERLY EARNINGS,

INCREASED DIVIDEND

TOMS RIVER, NEW JERSEY, October 23, 2014 … OceanFirst Financial Corp. (NASDAQ: “OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share increased to $0.31 for the quarter ended September 30, 2014, as compared to $0.29 for the corresponding prior year quarter. For the nine months ended September 30, 2014, diluted earnings per share increased to $0.89, as compared to $0.84 for the corresponding prior year period. Additionally, the quarterly dividend was increased by 8.3%, to $0.13 per share. Further highlights for the quarter included:

•	Commercial loans outstanding increased $27.2 million, the fifth consecutive quarter of double digit growth.

•	Non-performing loans decreased $22.3 million, or 54.8%.

The $0.13 cash dividend represents a 42% payout of current earnings and is the Company’s seventy-first consecutive quarterly cash dividend on common stock. The dividend for the quarter ended September 30, 2014 will be paid November 14, 2014 to shareholders of record on November 3, 2014.

On September 30, 2014 the Company took advantage of favorable market conditions to complete the bulk sale of certain non-performing residential mortgage loans with an aggregate carrying value of $23.1 million, for net cash consideration of $18.7 million. The sale resulted in a total loan charge-off of $5.0 million through the Allowance for Loan Losses in the quarter ended September 30, 2014. The sale represented 56.9% of the Company’s reported non-performing loans at June 30, 2014.

Chairman and Chief Executive Officer, John R. Garbarino stated, “We are pleased to deliver this increased quarterly dividend to our shareholders, which underscores our confidence in the future earning power of our Company to sustain our targeted payout of current earnings. Our continued strong commercial loan growth and the strategic measures we have taken in recent periods prepare OceanFirst for the evolving economic environment and opportunities that lie ahead.”

Results of Operations

Net income for the three and nine months ended September 30, 2014 was $5.2 million and $15.0 million, respectively, or $0.31 per diluted share and $0.89 per diluted share, respectively, as compared to net income of $5.0 million and $14.4 million, respectively, or $0.29 per diluted share and $0.84 per diluted share, respectively, for the corresponding prior year periods. The increases were primarily due to improved net interest income, higher other income primarily relating to gains on the sale of securities, partly offset by increased operating expenses. Net income for the nine months ended September 30, 2014 also benefited from a reduction in the provision for loan losses. Additionally, earnings per share for both the three and nine months ended September 30, 2014 benefited from the reduction in average shares outstanding.

Net interest income for the three and nine months ended September 30, 2014 increased to $18.1 million and $54.3 million, respectively, as compared to $17.5 million and $52.3 million, respectively, for the same prior year periods, reflecting an increase in the net interest margin. The net interest margin increased to 3.27% and 3.33%, respectively, for the three and nine months ended September 30, 2014 from 3.20% and 3.19% for the same prior year periods. The yield on average interest-earning assets decreased to 3.63% and 3.66%, respectively, for the three and nine months ended September 30, 2014, as compared to 3.64% and 3.67% for corresponding prior year periods. Despite the one basis point decline in each period, the asset yield benefited from a shift in the mix of interest-earning assets as average loans receivable, net increased $112.7 million and $78.2 million, respectively, for the three and nine months ended September 30, 2014, while average interest-earning securities decreased $101.9 million and $67.2 million, respectively, as compared to the same prior year periods. The cost of average interest-bearing liabilities decreased to 0.45% and 0.40%, respectively, for the three and nine months ended September 30, 2014, as compared to 0.53% and 0.57%, respectively, for the same prior year periods. The decrease was partly due to the prepayment of $159.0 million of Federal Home Loan Bank (“FHLB”) advances with a weighted average cost of 2.31% in the fourth quarter of 2013. Average interest-earning assets increased $21.0 million for the three months ended September 30, 2014, as compared to the same prior year period. For the nine months ended September 30, 2014, average interest-earning assets decreased $7.6 million as compared to the same prior year period.

For the three months ended September 30, 3014, net interest income decreased by $59,000, as compared to the prior linked quarter primarily due to a decrease in net interest margin to 3.27% from 3.35%. The decrease in the net interest margin was partly due to a temporary increase in low yielding interest-earning deposits and short-term investments of $30.0 million caused by seasonally high deposit flows. Additionally, the average cost of borrowed funds increased to 1.27% for the three months ended September 30, 2014, as compared to 0.91% in the prior linked quarter as the Company extended overnight borrowings into longer-term borrowings.

For the three and nine months ended September 30, 2014, the provision for loan losses was $1.0 million and $1.8 million, respectively, as compared to $700,000 and $2.6 million, respectively, for the corresponding prior year periods and $275,000 for the prior linked quarter. The increase for the three months ended September 30, 2014, as compared to the prior linked quarter and prior year quarter was due to the non-performing loan sale which resulted in a charge-off of $5.0 million on these loans. Also, for the three months ended September 30, 2014 there were additional net charge-offs of $654,000 on loans retained in the loan portfolio as compared to net charge-offs of $273,000 in the prior linked quarter and $633,000 in the prior year quarter. In evaluating the level of the Allowance for Loan Losses at September 30, 2014 and related provision for loan losses, the Company considered the improved risk profile of the loan portfolio in light of the significant reduction in residential non-performing loans from the bulk sale and an improvement in the collectability of several commercial loans. Non-performing loans amounted to $18.4 million at September 30, 2014, a decrease of $22.3 million, or 54.8%, as compared to June 30, 2014 and $27.0 million, or 59.5% as compared to December 31, 2013. Non-performing loans as a percent of total loans receivable decreased to 1.11% at September 30, 2014, as compared to 2.44% at June 30, 2014 and 2.88% at December 31, 2013. Additionally, the allowance for loan losses as a percent of total non-performing loans increased to 88.68% at September 30, 2014, from 51.44% at June 30, 2014 and 46.14% at December 31, 2013.

For the three and nine months ended September 30, 2014, other income increased to $5.3 million and $14.0 million, respectively, as compared to $4.4 million and $12.4 million, respectively, in the same prior year periods. For the three and nine months ended September 30, 2014, fees and service charges increased $280,000 and $862,000, respectively, as compared to the same prior year periods primarily due to a revised fee and product structure. For the three and nine months ended September 30, 2014, the net gain on the sale of loans decreased to $226,000 and $577,000, respectively, as compared to $316,000 and $877,000, respectively, in the same prior year periods. The gain on the sale of loans for the nine months ended September 30, 2013 was adversely impacted by a provision of $975,000 added to the reserve for repurchased loans and loss sharing obligations, as compared to no provision in the current period. The prior year provision was related to loans sold to the FHLB as part of its Mortgage Partnership Finance program. Compared to prior periods, the gain on sale of loans was adversely impacted by reductions in loans sold, as increasing longer-term interest rates reduced one-to-four family loan refinance activity. For both the three and nine months ended September 30, 2014, the Company recognized gains of $591,000 and $938,000, respectively, on the sale of equity securities, as compared to gains of $0 and $42,000, respectively, in the corresponding prior year periods.

For the three months ended September 30, 2014, other income increased $457,000 as compared to the prior linked quarter due to an increase of $243,000 in the gain on sale of equity securities and an increase of $119,000 in fees and service charges relating to the revised fee and product structure implemented in the second quarter.

Operating expenses increased to $14.4 million and $43.4 million, respectively, for the three and nine months ended September 30, 2014, as compared to $13.7 million and $39.8 million, respectively, in the same prior year periods. Compensation and employee benefits expense increased $349,000 and $2.5 million, respectively, for the three and nine months ended September 30, 2014, as compared to the same prior year periods, primarily due to personnel additions in revenue producing areas. Additionally, compensation and employee benefits expense for the nine months ended September 30, 2014 includes $196,000 in non-recurring severance related expenses due to the Company’s second quarter strategic decision to improve efficiency in the residential mortgage loan area. For the three months ended September 30, 2014, professional fees increased by $346,000 as compared to the corresponding prior year period.

For the three months ended September 30, 2014, operating expenses decreased $398,000 as compared to the prior linked quarter. Compensation and employee benefits expense decreased $385,000 partly due to the inclusion of non-recurring severance expense in the prior linked quarter and the full benefit of the related personnel reductions in the current quarter. Marketing expenses decreased by $316,000 due to a promotional campaign in the prior quarter to attract retail checking accounts and incent bankcard usage while professional fees increased $181,000.

The provision for income taxes was $2.8 million and $8.1 million, respectively, for the three and nine months ended September 30, 2014, as compared to $2.7 million and $7.8 million, respectively, for the same prior year periods. The effective tax rate was 35.1% for both the three and nine months ended September 30, 2014, as compared to 34.9% and 35.2%, respectively, in the same prior year periods and 35.1% for the prior linked quarter.

Financial Condition

Total assets increased by $59.0 million to $2,308.7 million at September 30, 2014, from $2,249.7 million at December 31, 2013. Loans receivable, net, increased by $90.6 million, to $1,632.0 million at September 30, 2014 from $1,541.5 million at December 31, 2013, primarily due to growth in commercial loans of $90.0 million. On June 30, 2014 the Company purchased a pool of performing, locally originated, one-to-four family, non-conforming mortgage loans for $20.6 million and on September 30, 2014, the Company sold a pool of non-performing loans with a book balance of $23.1 million. The increase in loans receivable, net was partly offset by a decrease in total securities of $31.9 million.

Deposits increased by $34.5 million, to $1,781.2 million at September 30, 2014, from $1,746.8 million at December 31, 2013, due to growth in non-interest-bearing deposit accounts of $69.5 million relating to a revised fee and product structure adopted in the second quarter. To fund loan growth, FHLB advances increased $30.2 million, to $205.2 million at September 30, 2014, from $175.0 million at December 31, 2013. Stockholders’ equity increased to $218.7 million at September 30, 2014, as compared to $214.4 million at December 31, 2013, as net income for the period was partly offset by the repurchase of 334,630 shares of common stock for $5.6 million (average cost per share of $16.62) and the cash dividend on common stock. At September 30, 2014, there were 835,059 shares available for repurchase under the stock repurchase program adopted in July of 2014. Tangible stockholders’ equity per common share was $12.77 at September 30, 2014, as compared to $12.33 at December 31, 2013.

Compared to the prior linked quarter, total assets decreased $20.4 million primarily due to a reduction of $16.2 million in cash and due from banks. Loans receivable, net increased $207,000, as $27.2 million in commercial loan growth was offset by the sale of non-performing loans with a book value of $23.1 million. Deposits increased by $75.7 million primarily due to a seasonal increase in government deposits. The increase in deposits and the reduction in excess cash were used to reduce FHLB advances which decreased $99.8 million during the quarter. The Company repurchased 32,864 shares of common stock during the quarter for $541,000 (average cost per share of $16.46).

Asset Quality

The Company’s non-performing loans totaled $18.4 million at September 30, 2014, a $22.3 million decrease from June 30, 2014 and a $27.0 million decrease from December 31, 2014 primarily due to the bulk sale of non-performing loans with a book value of $23.1 million. Non-performing loans as a percent of total loans receivable decreased to 1.11% at September 30, 2014, as compared to 2.44% at June 30, 2014 and 2.88% at December 31, 2013.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, October 24, 2014 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10052761 from one hour after the end of the call until January 20, 2015. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

*    *    *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	September 30, 2014	June 30, 2014	December 31, 2013	September 30, 2013
ASSETS	(unaudited)	(unaudited)		(unaudited)

Cash and due from banks	$27,657	$43,817	$33,958	$44,055
Securities available-for-sale, at estimated fair value	20,683	32,303	43,836	68,968
Securities held-to-maturity, net (estimated fair value of $493,059 at September 30, 2014, $485,124 at June 30, 2014, $495,082 at December 31, 2013 and $517,173 at September 30, 2013, respectively)	486,819	478,389	495,599	514,022
Federal Home Loan Bank of New York stock, at cost	14,785	20,246	14,518	15,211
Loans receivable, net	1,632,026	1,631,819	1,541,460	1,522,425
Mortgage loans held for sale	3,096	1,295	785	2,566
Interest and dividends receivable	5,579	5,317	5,380	6,087
Other real estate owned	6,466	4,968	4,345	4,259
Premises and equipment, net	24,690	24,430	23,684	22,641
Servicing asset	3,577	3,772	4,178	4,314
Bank Owned Life Insurance	55,668	55,286	54,571	54,233
Deferred tax asset	15,612	15,417	15,239	15,416
Other assets	12,043	12,082	12,158	12,091

Total assets	$2,308,701	$2,329,141	$2,249,711	$2,286,288

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,781,227	$1,705,510	$1,746,763	$1,768,914
Securities sold under agreements to repurchase with retail customers	61,457	62,341	68,304	69,951
Federal Home Loan Bank advances	205,196	305,000	175,000	189,000
Other borrowings	27,500	27,500	27,500	27,500
Advances by borrowers for taxes and insurance	6,716	6,896	6,471	8,230
Other liabilities	7,955	6,053	11,323	8,924

Total liabilities	2,090,051	2,113,300	2,035,361	2,072,519

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 17,118,314, 17,144,693, 17,387,049 and 17,386,060 shares outstanding at September 30, 2014, June 30, 2014, December 31, 2013 and September 30, 2013, respectively	336	336	336	336
Additional paid-in capital	264,948	264,592	263,319	263,125
Retained earnings	214,952	211,819	206,201	206,291
Accumulated other comprehensive loss	(7,189)	(6,902)	(6,619)	(7,011)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,401)	(3,458)	(3,616)	(3,688)
Treasury stock, 16,448,458, 16,422,079, 16,179,723 and 16,180,712 shares at September 30, 2014, June 30, 2014, December 31, 2013 and September 30, 2013, respectively	(250,996)	(250,546)	(245,271)	(245,284)
Common stock acquired by Deferred Compensation Plan	(302)	(315)	(665)	(660)
Deferred Compensation Plan Liability	302	315	665	660

Total stockholders’ equity	218,650	215,841	214,350	213,769

Total liabilities and stockholders’ equity	$2,308,701	$2,329,141	$2,249,711	$2,286,288

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended,			For the Nine Months Ended,
	September 30, 2014	June 30 2014	September 30 2013	September 30
				2014	2013
	(unaudited)			(unaudited)
Interest income:
Loans	$17,944	$17,530	$17,403	$52,720	$52,493
Mortgage-backed securities	1,642	1,731	1,865	5,136	5,540
Investment securities and other	556	637	716	1,929	2,163

Total interest income	20,142	19,898	19,984	59,785	60,196

Interest expense:
Deposits	1,010	986	1,107	3,092	3,607
Borrowed funds	1,032	753	1,333	2,369	4,312

Total interest expense	2,042	1,739	2,440	5,461	7,919

Net interest income	18,100	18,159	17,544	54,324	52,277

Provision for loan losses	1,000	275	700	1,805	2,600

Net interest income after provision for loan losses	17,100	17,884	16,844	52,519	49,677

Other income:
Bankcard services revenue	914	897	943	2,603	2,675
Wealth management revenue	579	608	628	1,727	1,583
Fees and service charges	2,397	2,278	2,117	6,533	5,671
Loan servicing income	239	226	200	693	528
Net gain on sales of loans available for sale	226	219	316	577	877
Net gain on sales of investment securities available for sale	591	348	—	938	42
Net loss from other real estate operations	(24)	(107)	(188)	(164)	(112)
Income from Bank Owned Life Insurance	382	377	419	1,097	1,067
Other	—	1	1	2	20

Total other income	5,304	4,847	4,436	14,006	12,351

Operating expenses:
Compensation and employee benefits	7,746	8,131	7,397	23,562	21,014
Occupancy	1,327	1,364	1,364	4,154	4,104
Equipment	879	768	675	2,403	2,003
Marketing	294	610	444	1,436	1,142
Federal deposit insurance	534	538	538	1,618	1,598
Data processing	1,111	987	1,067	3,168	3,002
Check card processing	518	494	454	1,458	1,288
Professional fees	704	523	358	1,602	1,673
Other operating expense	1,336	1,432	1,357	4,016	3,984

Total operating expenses	14,449	14,847	13,654	43,417	39,808

Income before provision for income taxes	7,955	7,884	7,626	23,108	22,220
Provision for income taxes	2,790	2,767	2,658	8,120	7,828

Net income	$5,165	$5,117	$4,968	$14,988	$14,392

Basic earnings per share	$0.31	$0.31	$0.29	$0.89	$0.84

Diluted earnings per share	$0.31	$0.30	$0.29	$0.89	$0.84

Average basic shares outstanding	16,623	16,740	17,047	16,748	17,145

Average diluted shares outstanding	16,704	16,822	17,210	16,865	17,194

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At September 30, 2014	At June 30, 2014	At December 31, 2013	At September 30, 2013
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.47%	9.27%	9.53%	9.35%
Common shares outstanding (in thousands)	17,118	17,145	17,387	17,386
Stockholders’ equity per common share	$12.77	$12.59	$12.33	$12.30
Tangible stockholders’ equity per common share	12.77	12.59	12.33	12.30

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$3,759	$25,313	$28,213	$28,970
Commercial real estate	12,713	12,094	12,304	7,398
Consumer	1,811	3,128	4,328	4,428
Commercial and industrial	109	164	515	769

Total non-performing loans	18,392	40,699	45,360	41,565
Other real estate owned	6,466	4,968	4,345	4,259

Total non-performing assets	$24,858	$45,667	$49,705	$45,824

Delinquent loans 30 to 89 days	$10,407	$8,923	$9,147	$18,965

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$2,611	$7,047	$9,663	$11,886
Performing	21,712	23,000	21,456	21,523

Total troubled debt restructurings	$24,323	$30,047	$31,119	$33,409

Allowance for loan losses	$16,310	$20,936	$20,930	$20,887

Allowance for loan losses as a percent of total loans receivable	0.98%	1.26%	1.33%	1.35%
Allowance for loan losses as a percent of total non-performing loans	88.68	51.44	46.14	50.25
Non-performing loans as a percent of total loans receivable	1.11	2.44	2.88	2.68
Non-performing assets as a percent of total assets	1.08	1.96	2.21	2.00

WEALTH MANAGEMENT
Assets under administration	$224,421	$229,289	$216,144	$211,976

	For the Three Months Ended,			For the Nine Months Ended,
	September 30, 2014	June 30, 2014	September 30, 2013	September 30,
				2014	2013
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.88%	0.90%	0.86%	0.87%	0.83%
Return on average stockholders’ equity	9.50	9.45	9.17	9.23	8.76
Interest rate spread	3.18	3.28	3.11	3.26	3.10
Interest rate margin	3.27	3.35	3.20	3.33	3.19
Operating expenses to average assets	2.48	2.60	2.36	2.52	2.30
Efficiency ratio	61.74	64.54	62.12	63.54	61.60

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

		September 30, 2014	June 30, 2014	December 31, 2013	September 30, 2013
Real estate:
One-to-four family		$741,671	$766,761	$751,370	$768,665
Commercial real estate, multi-family and land		599,917	577,061	528,945	497,461
Residential construction		41,143	46,092	30,821	17,087
Consumer		199,842	201,839	200,683	199,761
Commercial and industrial		79,608	75,215	60,545	65,584

Total loans		1,662,181	1,666,968	1,572,364	1,548,558

Loans in process		(14,180)	(16,374)	(12,715)	(6,530)
Deferred origination costs, net		3,431	3,456	3,526	3,850
Allowance for loan losses		(16,310)	(20,936)	(20,930)	(20,887)

Total loans, net		1,635,122	1,633,114	1,542,245	1,524,991

Less: mortgage loans held for sale		3,096	1,295	785	2,566

Loans receivable, net		$1,632,026	$1,631,819	$1,541,460	$1,522,425

Mortgage loans serviced for others		$796,771	$786,095	$806,810	$813,481
Loan pipeline:	Average Yield
Commercial	4.39%	$42,403	$69,535	$58,992	$38,361
Construction/permanent	4.36%	15,019	6,369	9,955	14,605
One-to-four family	3.85%	18,364	19,792	18,827	19,897
Consumer	4.26%	10,367	5,045	5,496	4,939

		$86,153	$100,741	$93,270	$77,802

	For the Three Months Ended,			For the Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30,
				2014	2013
Loan originations:
Commercial	$66,728	$46,909	$49,522	$166,119	$97,216
Construction/permanent	10,622	13,163	9,887	34,201	17,470
One-to-four family	22,855	32,252	45,708	82,845	159,451
Consumer	10,403	15,893	19,720	39,675	46,432

Total	$110,608	$108,217	$124,837	$322,840	$320,569

Loans sold (1)	$9,803	$10,936	$19,194	$31,009	$88,328
Net charge-offs (2)	5,626	273	633	6,425	2,223

(1)	Loans sold for the three and nine months ended September 30, 2014 excludes $23.1 million relating to the bulk sale of non-performing loans.
(2)	Net charge-offs for the three and nine months ended September 30, 2014 includes a $5.0 million charge-off relating to the bulk sale of non-performing loans.

DEPOSITS

	September 30, 2014	June 30, 2014	December 31, 2013	September 30, 2013
Type of Account
Non-interest-bearing	$277,136	$271,208	$207,608	$217,061
Interest-bearing checking	888,008	817,085	913,753	924,694
Money market deposit	110,721	107,365	116,947	124,350
Savings	294,059	295,133	290,512	291,131
Time deposits	211,303	214,719	217,943	211,678

	$1,781,227	$1,705,510	$1,746,763	$1,768,914

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED,
	SEPTEMBER 30, 2014			JUNE 30, 2014			SEPTEMBER 30, 2013
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$56,523	$17	0.12%	$26,563	$4	0.06%	$46,311	$16	0.14%
Securities (1) and FHLB stock	529,116	2,181	1.65	552,851	2,364	1.71	631,016	2,565	1.63
Loans receivable, net (2)	1,631,680	17,944	4.40	1,588,815	17,530	4.41	1,519,002	17,403	4.58

Total interest-earning assets	2,217,319	20,142	3.63	2,168,229	19,898	3.67	2,196,329	19,984	3.64

Non-interest-earning assets	117,509			118,551			115,016

Total assets	$2,334,828			$2,286,780			$2,311,345

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,279,313	262	0.08	$1,257,291	247	0.08	$1,317,181	387	0.12
Time deposits	213,627	748	1.40	215,148	739	1.37	211,584	720	1.36

Total	1,492,940	1,010	0.27	1,472,439	986	0.27	1,528,765	1,107	0.29
Borrowed funds	325,897	1,032	1.27	330,933	753	0.91	329,281	1,333	1.62

Total interest-bearing liabilities	1,818,837	2,042	0.45	1,803,372	1,739	0.39	1,858,046	2,440	0.53

Non-interest-bearing deposits	279,144			252,395			219,723
Non-interest-bearing liabilities	19,436			14,530			16,827

Total liabilities	2,117,417			2,070,297			2,094,596
Stockholders’ equity	217,411			216,483			216,749

Total liabilities and stockholders’ equity	$2,334,828			$2,286,780			$2,311,345

Net interest income		$18,100			$18,159			$17,544

Net interest rate spread (3)			3.18%			3.28%			3.11%

Net interest margin (4)			3.27%			3.35%			3.20%

	FOR THE NINE MONTHS ENDED,
	SEPTEMBER 30, 2014			SEPTEMBER 30, 2013
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$37,572	$27	0.10%	$56,142	$61	0.14%
Securities (1) and FHLB stock	547,983	7,038	1.71	615,211	7,642	1.66
Loans receivable, net (2)	1,592,864	52,720	4.41	1,514,693	52,493	4.62

Total interest-earning assets	2,178,419	59,785	3.66	2,186,046	60,196	3.67

Non-interest-earning assets	117,313			117,516

Total assets	$2,295,732			$2,303,562

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,286,412	873	0.09	$1,322,095	1,389	0.14
Time deposits	214,821	2,219	1.38	216,198	2,218	1.37

Total	1,501,233	3,092	0.27	1,538,293	3,607	0.31
Borrowed funds	313,519	2,369	1.01	325,251	4,312	1.77

Total interest-bearing liabilities	1,814,752	5,461	0.40	1,863,544	7,919	0.57

Non-interest-bearing deposits	247,469			204,568
Non-interest-bearing liabilities	16,895			16,463

Total liabilities	2,079,116			2,084,575
Stockholders’ equity	216,616			218,987

Total liabilities and stockholders’ equity	$2,295,732			$2,303,562

Net interest income		$54,324			$52,277

Net interest rate spread (3)			3.26%			3.10%

Net interest margin (4)			3.33%			3.19%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.